EXHIBIT 99.2

On August 2, 2006, inTEST Corporation held a webcast conference call to review its second quarter 2006 results and discuss management's expectations for the third quarter of 2006 and current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Welcome to inTEST's Second Quarter 2006 Results conference call. At this time all participants are in a listen-only mode. Later, we will conduct the question-and-answer session. If you have a question, you will need to press the star, followed by the one, on your pushbutton phone. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded today. A replay will also be accessible at www.intest.com.

I would now like to turn the conference over to David Pasquale. Please go ahead, sir.

David Pasquale:

Thank you, operator. Good afternoon and welcome, everyone, to today's Second Quarter Results Call. Joining us today from inTEST are Mr. Robert Matthiessen, President and Chief Executive Officer, and Mr. Hugh Regan, Treasurer and Chief Financial Officer. Bob will briefly review highlights from the second quarter. He will then review inTEST detailed financial results and guidance. We will then have time for any questions. If you have not yet received a copy of today's results release, please call the Ruth Group at (646) 536-7026, or you can get a copy off of the inTEST's Web site.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain statements about future events and expectations which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement. Actual results may differ materially, depending on a number of risk factors including, but not limited to, the following: changes in business conditions in the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of and timing of capital expenditures by semiconductor manufacturers; progress of product development of programs; increases in raw material and fabrication costs associated with the company's products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley; and other risk factors set forth from time to time in the company's SEC filings, including but not limited to the company's periodic reports on Form 10-K and Form 10-Q and Form 8-K. The company takes no obligation to update the information in this conference call to reflect events, or circumstances after the date hereof, or to reflect the occurrence of anticipated or unanticipated events.

At this time, I would now like to turn the call over to Mr. Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you, David. Welcome everyone to today's call. This was an exceptional quarter for us as our revenue and EPS exceeded prior guidance. Each of our three product segments came in ahead of our expectations in both bookings and net revenues, with our overall results demonstrating the improved leverage we have achieved in our operating model.

Bookings in the second quarter of 2006 were $20.4 million compared to $15.5 million in the first quarter of 2006. Given that we are coming off an exceptional quarter, we believe that bookings and net revenues will be less than the third quarter of 2006 as compared to the June quarter. It is important to mention that, based on customer forecast, strength in the second quarter was due primarily to larger orders being placed rather than orders being pulled from Q3 and Q4.

Let me now take a few minutes to give you additional color on our segments before I turn the call over to Hugh. Once again our docking and manipulator business generated strong bookings and revenue during the second quarter. We experienced significant customer demand from Asia, including strong demand for a product we distribute in Japan, as well as significant orders from several US IDMs with facilities in south Asia.

Our tester interface segment continues to make progress, and we are encouraged by the level of revenue and bookings during the second quarter. This group, you may remember, was involved in a significant project with a large US IDM; however, this IDM has embarked on a major restructuring and has subsequently terminated that work with us. That being said, a significant portion of the costs of the project were reimbursed by the customer, and we in the end accomplished a significant amount of leading-edge development work that can, and we believe will, aid in our future product efforts.

Our Temptronic division in Sharon, Massachusetts turned in another solid quarter and continues to make progress in driving down material cost, which has led directly to improve those margins.

We are, of course, pleased with our results for the quarter, although there is some uncertainty in our customers' forecast for the second half of the year. We will continue to focus on those things that we can control. That's our bottom line, and our ability to efficiently meet our customers' demands.

Let me now turn the call over to Hugh and go through the detailed financials. Hugh.

Hugh Regan, Jr.:

Thanks Bob. The second quarter of 2006 marks the fourth consecutive quarter of profitability for inTEST.

Turning to our actual results for the quarter, I will review the income statement. For the second quarter of 2006, end user net revenue was $14.6 million, or 77% of net revenues, compared with $10.3 million or 75% of net revenues in the first quarter.

OEM net revenue was $4.3 million or 23% of net revenues in the second quarter, compared with $3.4 million or 25% of net revenues in the first quarter.

On a product segment basis, net revenues for the manipulator and document hardware product segment were $11.5 million or 61% of net revenues in the second quarter, compared with $7.4 million or 54% of net revenues in the first quarter.

Our temperature management segment had net revenues of $5 million or 26% of net revenues in the second quarter, compared with $4.6 million or 34% of net revenues in the first quarter.

Finally, our tester interface segment reported net revenues of $2.4 million or 13% of net revenues in the second quarter, compared with $1.7 million or 12% of net revenues in the first quarter.

The company's overall gross margin for the quarter ended June 30, 2006 increased to $8.4 million or 44.4% of net revenues, compared with $5.8 million or 42.5% for the first quarter.

The increase in gross margin as a percentage of net revenues was primarily the result of higher than expected revenue Bob mentioned earlier, and the resulting better absorption of fixed manufacturing costs at the higher revenue level. This improvement was partially offset by an increase in our material cost which was 39.9% of net revenues in the second quarter of 2006, compared to 35.7% in the first quarter of 2006. The increase in our component material cost was the result of changes in our product mix, specifically much higher levels of sales of distributed products with lower gross margins, as opposed to manufactured products which have higher gross margins.

I will now discuss the breakdown of our operating expenses for the quarter. Selling expense was $2.6 million or 14% of net revenues for the second quarter, compared with $2.1 million or 16% of net revenues in the first quarter, an increase of $464,000 or 22%. The increase is primarily due to higher levels of sales commission expense as well as increased salary and benefit expense. Those commissions increased $150,000 as a result of the higher levels of commissioned end user sales in the second quarter, compared to the first quarter, and salary and benefit expense increased as a result of the reinstatement of salary reductions for certain domestic staff that occurred on April 1, 2006. There were also increases in travel and advertising expenses.

Engineering and product development expense was $1.2 million or 6% of net revenues in the second quarter, compared with $1.3 million or 9% of net revenues in the first quarter, a decrease of $130,000 or 10%. A decrease is due to receipt of $467,000 in reimbursement payments for engineering services under a contract we had with one of the customers of our tester interface product segment.

During the first quarter of 2006, we received a reimbursement of $233,000 under this contract, bringing total reimbursement payment received this year under this contract to $700,000. As of June 30, 2006, the contract is ended and no further payments will be received.

The reductions in expense resulting from the receipt of the expense reimbursement payments were partially offset by an increase in spending on third party product development consultants in our manipulator and document hardware and tester interface product segment.

General administrative expense is $2.3 million or 12% of net revenues in the second quarter, compared with $2.1 million or 15% of net revenues in the first quarter, an increase of $202,000 or 10%. The increase was primarily driven by an increase in salary and benefit expense due to the aforementioned reinstatement of salary reductions for certain domestic staff. Also contributing to the increase were accruals for profit-related bonuses. These increases were offset by reduced spending on consulting fees related to our SOX 404 compliance efforts.

Other income was $105,000 for the second quarter of 2006 compared to $70,000 for the first quarter, an increase of $35,000 quarter over quarter. The increase was the result of an increase in interest income and a reduction in foreign exchange losses. Our pre-tax income was $2.4 million or $0.27 per diluted share for the second quarter, compared to $385,000 or $0.4 per diluted share in the first quarter. Income tax expenses, $488,000 for the second quarter, compared to $45,000 for the first quarter, and our effective tax rate was 20% in the second quarter compared to 12% in the first quarter. The income tax expense recorded in both quarters related to taxable income at several of our foreign subsidiaries. We continue to reduce the valuation allowance against our domestic deferred tax assets based upon our domestic taxable income. Our domestic net operating loss carried forward at the end of June stood at $4.2 million.

Our net income for the second quarter was $1.9 million or $0.21 per diluted share, compared to $340,000 or $0.04 per diluted share in the first quarter. Diluted average shares outstanding were $9.1 million for both first and second quarters of 2006.

Cash and cash equivalents at the end of June were $10.6 million, up $2.1 million from the $8.5 million at the end of March. The increase in cash was the result of our strong operating results during the second quarter, and we continue to anticipate the cashable increase throughout the balance of 2006.

As Bob previously noted, bookings in the second quarter of 2006 were $20.4 million compared with $15.5 million in the first quarter of 2006, an increase of 32%. Our backlog at the end of the second quarter was $9.4 million compared to $7.8 million at the end of the first quarter.

Finally, let me comment on our guidance for the third quarter of 2006. Based upon customer current forecasts we expect net revenues will be in the range of $16.5 to $17.5 million for the quarter ended September 30, 2006, with pre-tax earnings ranging from $0.10 to $0.15 per diluted share.

That's it for my financial review at this time. We'll now open up for Q and A operator.

Operator:

Thank you. Ladies and gentlemen, at this time I will be conducting a question-and-answer session. If you would like to ask a question please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. If participants are use a speakerphone it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

Once again, ladies and gentlemen, if you would like to ask a question please press star, one, on your telephone keypad.

Our first question comes from Mr. Sam Bergman of Bayberry Capital. Please proceed with your question.

Sam Bergman:

It's Sam Bergman. Hi, good afternoon, gentlemen, excellent quarter.

Hugh Regan:

Thank you, sir.

Sam Bergman:

A couple of questions. In regards to the designs for the manipulator product that Teradyne uses, is that being designed into the next manipulator product going on in 2006, end of '06, or 2007, and can you talk a little bit about it?

Robert Matthiessen:

Well, first thing I am going to say - this is Rob Matthiessen - any work we are doing for an OEM is done under a non-disclosure agreement, and so I really can't comment on that. That's really all I have to say, I'm sorry.

Sam Bergman:

Can you give me an idea of where R&D is going to be the second half of '06?

Hugh Regan:

Our R&D spending, you know, traditionally as a dollar amount it's running as you can see between, you know, $1.1 and $1.2 million a quarter. Some quarters, it can spike up. For instance, a year ago this quarter was about $1.5 million. As a percentage of revenue it's ranging anywhere from, you know, this quarter about 6%, last quarter about 10%. I would anticipate that our product development spending, therefore, would stay in these ranges that we have been in historically.

The one thing I will note is that, we have had ... our most recent quarter obviously has had the impact of reimbursement payments from an IDM that we have been working with, and, as I noted earlier in the call, they won't be there going forward, but also the development expenses related to that project have been eliminated. So I would expect anywhere from, you know, $1.1 million to $1.5 million a quarter.

Sam Bergman:

CAPEX for the balance of the year?

Hugh Regan:

Our CAPEX is an odd number. We are not a usual heavy CAPEX user, you know, for the year so far. I think the total is about $348,000.

Sam Bergman:

Right.

Hugh Regan:

I would say, you know, for the second half of the year maybe another quarter of a million; not a significant number for us.

Sam Bergman:

Can you talk about the new products Temptronics has come out with this year, and going forward. They seem to be running ahead about 10% over last year. What's the growth potential for that, going into 2007?

Robert Matthiessen:

The real growth potential is outside of semiconductor, but what they've done is, over this past year they have introduced a line of thermal chambers that sit on top of the thermal stream. We are always in this business, but those chambers in the past were always a custom deal, and because of that two things happened: you couldn't make as many during the year because it took the sign input, and our margin has always tended to be not very good on those. So this past year we have elected to standardize each enclosure to three basic designs that we can slightly modify for customers, and that's been very successful.

Now in addition to that, and where these are primarily used is outside a semiconductor and this year we have got up to about 30% of our business at Temptronics being outside of semiconductor. It's been flat for the past two quarters of 30%, but we expect that will start climbing again, and so the area of growth we feel is in those new areas, in those new markets. Now, I don't know how big those markets are, Sam, because it covers a lot of different businesses. It's automotive, it's telecommunications, it's medical, any number of other businesses. And so how big it is, I don't know, but it's certainly bigger than the semiconductor part, so that's where we are concentrating on.

Sam Bergman:

Can you break out the R&D for that division, or is that not possible?

Hugh Regan:

Out of the total for the quarter, which was $1.2 million, R&D related to that particular segment - bear with me one moment - was $835,000.

Sam Bergman:

Okay, last question. Head count at the end of the quarter.

Hugh Regan:

Head count at the end of the quarter was 235 employees.

Sam Bergman:

What was the head count at the end of '05?

Hugh Regan:

At the end of '05 we were roughly... I don't have a number immediately in front of me, but I would say not materially different than that.

Sam Bergman:

Thank you very much. Congratulations..

Hugh Regan:

Thank you, Sam.

Sam Bergman:

Sure.

Operator:

Thank you. Once again, ladies and gentlemen, if you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. As a reminder, if you are using a speakerphone it may be necessary to pick up the handset before pressing the star keys.

Gentlemen, it appears there are no further questions.

* * * * * * * * * * * * * * * * * * * * * * * * *

[Non-material closing remarks omitted]